HEI Exhibit 99.1

AMENDMENT 2003-1

TO THE

HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN

In accordance with Section 8.1 of the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”), the Plan is hereby amended as follows:

1.    Section 3.2(b) of the Plan document executed December 28, 2000, shall be effective for Plan years beginning on or after January 1, 1995 and before January 1, 2002. Effective January 1, 2002, such Section is amended and restated in its entirety by Section 7 of Amendment 2002-2.

2.    Section 11.1(e) of the Plan is amended and restated in its entirety to read as follows:

(e)    Required aggregation group: (i) Each qualified plan of the Participating Employer in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the plan has terminated), and (ii) any other qualified plan of the Participating Employer that enables a plan described in (i) to meet the requirements of Section 401(a)(4) or Section 410 of the Code. For this purpose, “Participating Employer” shall include all employers aggregated under Section 414(b), (c), or (m) with a Participating Employer.

The amendment set forth in this section shall be effective as if included in the Plan document executed December 28, 2000.

3.    Effective January 1, 2001, Section 10.7 of the Plan is amended to provide that amounts excluded from the taxable income of the Employee pursuant to Section 132(f) of the Code shall be included in Compensation for each purpose for which amounts excluded from taxable income under Section 402(e)(3) or Section 125 of the Code are included in Compensation. Effective January 1, 2002, this Section is superseded by Section 19 of Amendment 2002-2 and Section 7 of Amendment 2002-3.

TO RECORD the adoption of these amendments, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be executed this 14th day of March, 2003.

HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE

By	/s/ Eric K. Yeaman
Its member

By	/s/ T. Michael May
Its member